Exhibit 99.1

Sinoenergy Corporation Announces Voluntary Delisting from NASDAQ Capital Market

BEIJING, Sept. 20 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN), developer and operator of retail compressed natural gas (CNG) filling stations in the People's Republic of China and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, announced today that it has notified the NASDAQ Stock Market of its intent to delist its common stock from the NASDAQ Capital Market following the anticipated completion of the merger of the Company into SNEN Acquisition Corp., a wholly owned subsidiary of Skywide Capital Management Limited. As a result of the merger, the Company will be wholly owned by Skywide, which is owned by Mr. Tianzhou Deng, the Company's chairman of the board, and Bo Huang, the Company's chief executive officer and a member of the board of directors.

The approval of the merger will be submitted to the Company's shareholders for their approval at a special meeting of shareholders scheduled for September 24, 2010. The terms of the merger are described in the Company's proxy statement which has been mailed to shareholders and can be viewed on the SEC's website, at www.sec.gov and on the Company's website at http://www.sinoenergycorporation.com/c2465/c2721/default.html . If the merger is approved, the Company anticipates that it will file a Form 25 with the Securities and Exchange Commission and NASDAQ a Form 25 relating to the delisting of the Company's common stock from NASDAQ. In the event that the merger is not approved by the shareholders, the Company will not take steps to delist from NASDAQ.

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of CNG transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries. The Company's website is http://www.sinoenergycorporation.com . Information on the Company's website or any other website does not constitute a portion of this press release.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiaries. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

    For Further Information Contact:

     Cherry Chen
     IR Manager
     Sinoenergy Corporation
     Tel:   +86-10-8492-7035 x815
     Email: tys@sinoenergycorporation.com